Exhibit 99.1

      NeoMagic(R) Corporation Reports First Quarter Fiscal 2005 Results

    SANTA CLARA, Calif., May 20 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones and other handheld systems, today reported its first quarter fiscal year 2005 financial results. Net sales for the first quarter of fiscal 2005, ended April 30, 2004, were $651 thousand, compared to net sales of $556 thousand for the fourth quarter of fiscal 2004. Net loss for the first quarter of fiscal 2005 was $7.0 million, or a loss of $0.22 per share, compared to a net loss of $6.7 million, or a loss of $0.21 per share, in the fourth quarter of fiscal 2004. Cash, cash equivalents and short-term investments totaled $36.7 million at April 30, 2004.

    "In the first quarter of fiscal 2005 we won our first four MiMagic 6 design wins, all with large, well-established electronics manufacturers.
We won these programs based on our H.264 technology, our two-way MPEG-4 video conferencing, and our integrated 3D graphics capabilities," said
Prakash Agarwal, NeoMagic's president and chief executive officer. "Every day, more consumers embrace multimedia functionality on their mobile phones and this is driving the demand for Applications Processors. We believe our technology should enable us to become a leading supplier of Applications Processors in the mobile phone market."

    Conference Call Highlights

    First quarter fiscal 2005 highlights and fiscal 2005 expectations to be covered on NeoMagic's quarterly conference call include, but are not limited to, the following:

    -- The company has a MiMagic 3 design win that is expected to begin shipping in the second fiscal quarter of 2005. The end product is a handheld device that will be used with the Mobile Broadcast Corporation's (MBCO) satellite programming service.
    -- Nine previously announced MiMagic 5 programs are still active and the company is working with customers as they move toward production. In the quarter, the company announced that one of these MiMagic 5 design wins is with TCL Corporation, a leading Chinese mobile handset manufacturer. The MiMagic 5 is now shipping in pre-production quantities to TCL and NeoMagic expects to increase shipments to TCL through the end of the fiscal year.
    -- The company announced four design wins for the MiMagic 6. Two of these programs are for Microsoft-based Smartphones, one program is for a Linux-based feature phone and one program is for a mobile phone that will enable H.264 television. In addition, the company is working on a number of other potential MiMagic 6 design wins.

    Second Quarter Fiscal Year 2005 Financial Guidance

    The company expects overall revenue to grow in the second quarter by greater than 15 percent as compared to the first quarter. The company expects to end the second quarter with approximately 30 million dollars in cash.

    Dial-in Information

    NeoMagic will hold its first quarter fiscal 2005 conference call to discuss the information contained in this press release today at 2:00 p.m. PDT (5:00 p.m. EDT). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing 888-243-0812 in the US and 703-736-7293 internationally. There is no pass code. There will be an audio replay through May 27, 2004, which can be accessed by dialing 888-266-2081 in the US and 703-925-2533 internationally. The pass code is 449645.

    About NeoMagic

    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The Company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    This press release contains forward-looking statements within the meaning of the Securities Act of 1933, including statements regarding the expectations for product sales and new product and technology development efforts.
Examples of forward-looking statements include expectations for future revenue growth, expenses, our cash position, market developments and visibility, the introduction of customer devices using NeoMagic products to the market, and the development risks inherent in new technology. These statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company's products, the Company's ability to execute product and technology development plans on schedule, and the Company's ability to access advanced manufacturing technologies in sufficient capacity without significant cash pre-payments or investment. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report on Form 10-K and our other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov . NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

                             NEOMAGIC CORPORATION
               CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                          Three Months Ended
                                    April 30,  January 31,  April 30,
                                     2004         2004         2003
     Net sales                       $651         $556         $624

     Cost of sales                    715          632          588
     Gross profit (loss)              (64)         (76)          36

     Operating expenses:

     Research and development       4,868         4,845        5,019
     Sales, general and
      administrative                2,140         1,857        1,777
     Total operating expenses       7,008         6,702        6,796

     Loss from operations          (7,072)       (6,778)      (6,760)

     Interest income and other         103          112          211
     Interest expense                  (24)         (56)         (87)

     Loss before income taxes       (6,993)      (6,722)      (6,636)

     Income tax provision                7            4            0

     Net loss                      $(7,000)     $(6,726)     $(6,636)

     Basic and diluted
      net loss per share            $(0.22)      $(0.21)      $(0.22)

     Weighted average common
      shares outstanding            32,077       31,659       30,277
     Weighted average common
      shares outstanding
      assuming dilution             32,077       31,659       30,277


                             NEOMAGIC CORPORATION
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                       April 30, 2004      January 31, 2004
     ASSETS
     Current assets:
     Cash and cash equivalents             $7,310              $12,342
     Short-term investments                29,394               30,240
     Accounts receivable, net                 145                  384
     Inventory                                666                  102
     Other current assets                   1,307                  974
     Total current assets                  38,822               44,042

     Property, plant and equipment, net     3,656                3,302
     Other assets                           3,370                3,517

     Total assets                         $45,848              $50,861

     LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities:
     Accounts payable                      $1,178               $1,344
     Compensation and related benefits      1,506                1,257
     Income taxes payable                   3,675                3,675
     Other accruals                           265                  203
     Current portion of capital lease
       obligations                          1,971                1,756
     Total current liabilities              8,595                8,235

     Capital lease obligations              1,642                  799

     Stockholders' equity:
     Common stock                              32                   32
     Additional paid-in-capital            91,212               90,496
     Deferred compensation                   (458)                (535)
     Accumulated other comprehensive
      income                                  (15)                  (6)

     Accumulated deficit                  (55,160)             (48,160)
     Total stockholders' equity            35,611               41,827

     Total liabilities
      and stockholders' equity            $45,848              $50,861



SOURCE  NeoMagic Corporation
    -0-                             05/20/2004
    /CONTACT:  Willa McManmon, Director, Corporate Communications,
+1-408-486-3955/
    /Web site:  http://www.neomagic.com /
    (NMGC)

CO:  NeoMagic Corporation
ST:  California
IN:  CPR EDA SEM
SU:  ERN CCA ERP